EXHIBIT 11
                             LASERSIGHT INCORPORATED
                          COMPUTATION OF LOSS PER SHARE
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                              2002             2001            2000
                                                              ----             ----            ----
BASIC:

     Weighted average shares outstanding                   27,299,000       25,131,000       21,061,000
                                                         ============     ============     ============

     Net loss                                            $(13,568,807)     (26,189,692)     (21,430,081)

     Conversion discount of preferred stock                  (353,773)              --               --
                                                         ------------     ------------     ------------
     Loss attributable to common shareholders            $(13,922,580)     (26,189,692)     (21,430,081)
                                                         ============     ============     ============

     Basic loss per share                                $      (0.51)           (1.04)           (1.02)
                                                         ============     ============     ============

DILUTED:

     Weighted average shares outstanding, above            27,299,000       25,131,000       21,061,000
                                                         ============     ============     ============

     Loss attributalbe to common shareholders, above     $(13,922,580)     (26,189,692)     (21,430,081)
                                                         ============     ============     ============

     Diluted loss per share                              $      (0.51)           (1.04)           (1.02)
                                                         ============     ============     ============


     Additional adjustment to weighted average number of shares:

         Weighted average shares outstanding, above        27,299,000       25,131,000       21,061,000
         Dilutive effect of stock options, warrants
            and convertible preferred stock                 4,087,000        1,406,000        2,507,000
                                                         ------------     ------------     ------------
         Weighted average number of shares, as adjusted    31,386,000       26,537,000       23,568,000
                                                         ============     ============     ============

         Diluted loss per share, as adjusted             $      (0.44)(A)        (0.99)(A)        (.091)(A)
                                                         ============     ============     ============




 ---------------------------
 (A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.